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Exhibit 23.1

Independent Accountants' Consent

        We consent to incorporation by reference in the registration statements (No. 333-10069 and 333-81274) of our report dated February 24, 2003, relating to the consolidated balance sheets of Guess?, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Guess?, Inc.

                      KPMG LLP

Los Angeles, California
March 26, 2003

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Exhibit 23.1